Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-154252) on Form S-8, the Registration Statement (No. 333-221120) on Form S-3, the Registration Statement (No. 333-222513) on Form S-8, the Registration Statement (No. 333-228789) on Form S-8 and the Registration Statement (No. 333-231489) on Form S-8 of Veru Inc. of our report dated December 12, 2019, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Veru Inc. for the year ended September 30, 2019.

/s/ RSM US LLP

Chicago, Illinois

December 12, 2019